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EXHIBIT 99.1

        [Immunogen, Inc. Letterhead]

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510
Contacts:
ImmunoGen, Inc. Carol Hausner (Investors) Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Aventis Corinne Hoff (Media) Aventis Global Media Relations Tel.: +33 (0)3 88 99 19 16 Corinne.Hoff@Aventis.com
Pete Holmberg (Media) Rx Communications Group, LLC Tel: (917) 322-2164 pholmberg@rxir.com	Kara Smith (Media) DI&A Communications Tel.: (908) 231 4490 Kara.Smith@Aventis.com

For Immediate Release

IMMUNOGEN, INC. AND AVENTIS SIGN COLLABORATION AGREEMENT
TO DISCOVER, DEVELOP, AND COMMERCIALIZE NOVEL ANTICANCER THERAPEUTICS

Collaboration Pairs ImmunoGen's Antibody Expertise with Aventis' Strength in the Global Development and Commercialization of Novel Anticancer Products

        Cambridge, MA and Strasbourg, France, July 31, 2003——ImmunoGen, Inc. (Nasdaq: IMGN) and Aventis announced today the signing of a collaboration agreement to discover, develop, and commercialize novel antibody-based anticancer products. The agreement combines the strength of Aventis in oncology product development and commercialization with ImmunoGen's antibody expertise.

        Aventis will acquire the worldwide commercialization rights to the new product candidates created by the collaboration as well as worldwide commercialization rights to three early-stage product candidates in ImmunoGen's research pipeline: a potential new treatment for the blood cancer, acute myeloid leukemia; a potential new treatment for a number of solid tumors, including breast, lung, and prostate cancers; and a potential new treatment for certain B-cell blood cancers including non-Hodgkin's lymphoma.

        Aventis and ImmunoGen will collaborate to create antibody-based anticancer products using targets provided by both companies. Aventis is responsible for product development, manufacturing, and commercialization, and will cover all associated costs. ImmunoGen has an option to certain co-promotion rights in the United States on a product-by-product basis.

        "Fully in line with our strategy to reinforce our leadership position in oncology, this alliance provides Aventis with a foothold in the expanding field of monoclonal antibodies. ImmunoGen's antibody expertise, including their immunoconjugate technology, is highly complementary to our established oncology expertise. We are very pleased to work with ImmunoGen to develop additional potential treatments to combat cancer," said Frank L. Douglas, Executive Vice President of Drug Innovation & Approval and a member of the Management Board of Aventis.

        Mitchel Sayare, Ph.D., ImmunoGen Chairman and CEO, commented, "We are delighted to enter into a collaboration with Aventis, a leading pharmaceutical company and a global powerhouse in oncology. This partnership is an important milestone for ImmunoGen—it enables us to develop more products, faster, and at lower cost, than would be possible on our own, and it provides us with a global commercialization partner for the collaboration products. We now are able to expand our efforts in the development of naked antibody therapeutics, enhance our effector molecule program for Tumor- Activated Prodrug (TAP) immunoconjugate products, and significantly increase our product development programs overall."

        Under the terms of the agreement, ImmunoGen will receive an upfront payment of $12 million and more than $50 million in committed research funding over a three-year period. Aventis has an option to extend the research collaboration for one to two years. An extension of the collaboration could bring the total committed funding to ImmunoGen up to $99 million. Additionally, for each product candidate, ImmunoGen can receive milestone payments of between $20 million and $30 million based on development and regulatory achievements as well as royalties on commercial sales. Aventis is responsible for and pays for the manufacturing of clinical and commercial materials. Additional financial terms were not disclosed.

        ImmunoGen has comprehensive capabilities in the creation of antibody-based anticancer therapeutics, including expertise and intellectual property related to the identification and validation of biological targets for cancer treatments, the development and humanization of monoclonal antibodies, and the creation of potent cell-killing agents designed for antibody delivery to cancer cells. ImmunoGen's proprietary TAP technology provides the Company with the flexibility to develop a product candidate as either an immunoconjugate (products that use the antibody to deliver a potent cell-killing agent to the cancer cell) or as a naked antibody (products in which the antibody alone inhibits or kills the cancer cell) depending on the target.

        Aventis is a world leader in oncology. Its oncology product portfolio includes Taxotere®, one of the most widely used chemotherapeutics in the world. In 2002, Taxotere sales worldwide exceeded €1 billion. In addition to Taxotere, Aventis markets Campto® (irinotecan), a reference treatment for advanced colorectal cancer, in countries other than Japan and North America, and Anzemet® (dolasetron mesylate), a 5HT3 inhibitor for the treatment of chemotherapy induced nausea and vomiting that is marketed in North America. Aventis also has a rich pipeline of investigational oncology compounds, including AVE-8062, a unique antivascular agent; flavopiridol, a novel cell cycle inhibitor; new taxoids, that may offer benefits over available taxanes; and the ALVAC cancer vaccines being developed through the vaccines business of Aventis. In 2002, Aventis entered a global agreement with Genta Inc. to jointly develop and commercialize Genasense™, an antisense compound designed to decrease the synthesis of Bcl-2, a protein which prevents apoptosis. Genasense, currently in late-stage development, may enhance the effectiveness of current anticancer treatments.

About ImmunoGen, Inc.

        ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company has extensive expertise and intellectual property related to identification of biological targets for cancer treatments, development and humanization of monoclonal antibodies, and creation of potent cell-killing agents designed for antibody delivery to cancer cells. The Company's TAP technology uses tumor-targeting antibodies to deliver a highly potent, cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1/BB-10901; the latter is licensed to British Biotech in certain territories. Several companies are developing products using TAP technology licensed from ImmunoGen: Millennium Pharmaceuticals (MLN2704), Boehringer Ingelheim (bivatuzumab mertansine), and Genentech (Trastuzumab-DM1). For more information, please visit ImmunoGen's website at www.immunogen.com.

About Aventis

        Aventis is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs and human vaccines. In 2002, Aventis generated sales of € 17.6 billion, invested € 3.1 billion in research and development and employed approximately 71,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. For more information, please visit: www.aventis.com.

For ImmunoGen, Inc.

        This press release includes forward-looking statements based on management's current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company's actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the success of the Company's research and clinical development processes; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company's dependence upon existing and potential collaborative partners; uncertainty as to whether the Company's potential products or those of the Company's collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company's TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other current reports filed with the Securities and Exchange Commission.

For Aventis

        Statements in this news release other than historical information are forward-looking statement subject to risks and uncertainties. Actual results could differ materially depending on factors such as the availability of resources, the timing and effects of regulatory actions, the strength of competition, the outcome of litigation and the effectiveness of patent protection. Additional information regarding risks and uncertainties is set forth in the current Annual Report on Form 20-F of Aventis on file with the Securities and Exchange Commission.

        Taxotere®, Campto®, and Anzemet® are registered trademarks of Aventis.

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IMMUNOGEN, INC. AND AVENTIS SIGN COLLABORATION AGREEMENT TO DISCOVER, DEVELOP, AND COMMERCIALIZE NOVEL ANTICANCER THERAPEUTICS
Collaboration Pairs ImmunoGen's Antibody Expertise with Aventis' Strength in the Global Development and Commercialization of Novel Anticancer Products